Exhibit 10.30
AMENDMENT
TO THE
SUNRISE SENIOR LIVING, INC.
SENIOR EXECUTIVE SEVERANCE PLAN
          WHEREAS, Sunrise Senior Living, Inc., a Delaware corporation (“Sunrise”) desires to amend the Sunrise Senior Living, Inc. Senior Executive Severance Plan (“Plan”) to comply with the distribution and other applicable limitations under Section 409A of the Internal Revenue Code and any regulations thereunder.
          NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2009, as follows:
          1. Section 2(j) of the Plan is hereby amended in its entirety to read as follows:
     (j) “Date of Termination” means, with respect to an Executive, the effective date of termination of the Executive’s employment with the Company or any of its affiliates; provided, that for purposes of any payments to be made under this Plan to which Section 409A of the Code applies, an Executive’s termination of employment shall have the same meaning as “separation from service” under section 409A (and any regulations thereunder).
          2. Section 2(l) of the Plan is hereby amended in its entirety to read as follows:
     (l) “Good Reason” means, with respect to an Executive: (1) a material reduction in the Executive’s base salary, fringe benefits or bonus eligibility, except, in the case of fringe benefits or bonus eligibility, in connection with a reduction in such compensation generally applicable to peer employees of the Company; (2) that the Executive has his responsibilities or areas of supervision with the Company substantially reduced (in the Executive’s reasonable judgment) which can include, but is not limited to, a request that Executive report to a lower level supervisor; (3) that the Executive has his responsibilities or areas of supervision with the Company substantially increased without an appropriate increase in Executive’s compensation (in the Executive’s reasonable judgment); (4) that the Executive is required to move his office substantially outside the metropolitan area in which the office of the Executive was previously located; or (5) that the Executive is required to report to a new supervisor and the Executive and the new supervisor have irreconcilable working relationship problems or difficulties.
          3. Section 4(a)(i) of the Plan is hereby amended in its entirety to read as follows:
     (i) The Company shall pay to the Executive the following amounts:

A. the Accrued Obligations in a lump sum in cash within 30 days of the Date of Termination; provided, that those amounts subject to Section 409A of the Code may only be paid under this Section to the extent that (1) the Change in Control qualifies as such under Section 409A of the Code and (2) Treas. Reg. Section 1.409A-3(c)(1) otherwise applies.
B. the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Annual Bonus.
The Company shall pay the amounts provided in subparagraph (B) in a lump sum in cash within 30 days of the Executive’s Date of Termination; provided, however, that if requested by the acquiror in the Change in Control transaction to provide transition services, payment of up to one half of amounts due under this Agreement may, to the extent permitted under Section 409A of the Code (for amounts otherwise subject to Section 409A), be deferred until the completion of a transition period ending up to 120 days following the consummation of such transaction. Notwithstanding the foregoing, in no event may payment of amounts which are not subject to Section 409A be delayed beyond 2-1/2 months after the close of the calendar year in which the Executive’s right to such amounts first ceased to be subject to substantial risk of forfeiture within the meaning of Section 409A.
          4. Section 4(a)(ii) of the Plan is hereby amended in its entirety to read as follows:
For two (2) years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company and its affiliates, as if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Notwithstanding the foregoing, any premiums paid by the Company for any medical, prescription, or dental benefits provided hereunder under a self-insured plan shall be paid on an after-tax basis.
          5. Section 4 is hereby amended by adding a new subsection (iii) to read as follows:

In the event that Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined by the Company or its delegate), any payments or benefits subject to Section 409A shall not be paid or provided until the earlier of the Executive’s death or the expiration of the 6-month period following Executive’s termination of employment. Any payments that are delayed by virtue of this subparagraph shall (A) be paid in one payment at the conclusion of the delay period and (B) include interest on such amounts (calculated using a reasonable rate of interest determined by the Company) for the period that payment was delayed. Any required reimbursements under this or other Section of the Plan to which Section 409A of the Code applies shall be paid to Executive no later than the last day of the calendar year following the year in which the underlying expense was incurred by the Executive and the amount of expenses eligible for reimbursement during any year may not (to the extent required under Section 409A and any regulations thereunder) affect the expenses so eligible in any other year.
          6. Section 8 of the Plan is amended by adding the following at the end thereof:
Notwithstanding the foregoing, to the extent that any severance benefits payable under this Plan are subject to Section 409A of the Code, any reduction in an Executive’s rights, payments or benefits due to the operation of this Section 8 shall first be applied to such rights, payments or benefits that are not subject to Section 409A of the Code (as designated by Executive), and, to the extent that the reduction or elimination of such rights, payments or benefits is insufficient to avoid a Parachute Payment, shall be applied on a pro rata basis to any severance benefits hereunder that are subject to Section 409A.
          7. Section 18 of the Plan is hereby amended in its entirety to read as follows:
To the extent applicable, the Plan is intended to comply with the distribution and other requirements under Section 409A of the Code and shall, to the maximum extent possible, be interpreted and applied consistent with Section 409A (and any regulations thereunder).
          8. The Plan, as amended herein, is hereby ratified and affirmed in all other respects.

     IN WITNESS WHEREOF, Sunrise has executed this amendment to the Plan, as of this 19th day of December, 2008.

SUNRISE SENIOR LIVING, INC.
By:	/s/ Mark S. Ordan
Title: Chief Executive Officer

ATTEST

/s/ Karen Rindner